                                                                  EXHIBIT 10.1.5



                               EIGHTH AMENDMENT TO

                        AGREEMENT OF LIMITED PARTNERSHIP

                                       OF

                        EOP OPERATING LIMITED PARTNERSHIP


       This Eighth Amendment (this "Amendment") is made as of December 14, 1998 by and among Equity Office Properties Trust, a Maryland real estate investment trust, as managing general partner (the "Company" or the "Managing General Partner") of EOP Operating Limited Partnership, a Delaware limited partnership (the "Partnership"), and as attorney-in-fact for the Persons named on Exhibit A to the Agreement of Limited Partnership of EOP Operating Limited Partnership, dated as of July 3, 1997, as amended, (the "Partnership Agreement") for the purpose of amending the Partnership Agreement. Capitalized terms used herein and not defined shall have the meanings given to them in the Partnership Agreement.

       WHEREAS, the Company has issued and sold 4,600,000 8 5/8% Series C Cumulative Redeemable Preferred Shares of Beneficial Interest (the "Series C Preferred Shares") in an underwritten public offering (the "Offering") made pursuant to the Company's effective shelf registration statement on Form S-3 (Reg. No. 333-58729), its prospectus dated July 22, 1998, and its related prospectus supplement dated December 1, 1998; and

       WHEREAS, the Managing General Partner has determined that it is necessary and desirable to amend the Partnership Agreement (i) to create additional Partnership Units having designations, preferences and other rights which are substantially the same as the economic rights of the Series C Preferred Shares.

       NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the Managing General Partner hereby amends the Partnership Agreement as follows:

       1. Article I of the Partnership Agreement is hereby amended by adding the following definitions:

       "Series C Preferred Shares" means the 8 5/8% Series C Cumulative Redeemable Preferred Shares of Beneficial Interest of the Company issued and sold in the Offering; and

       "Series C Preferred Units" means the series of Partnership Units representing units of Limited Partnership Interests designated as the 8 5/8% Series C Cumulative Redeemable Preferred Units with the designations, preferences and other rights set forth herein.

       2. In accordance with Section 4.2.A of the Partnership Agreement, set forth below are the terms and conditions of the Series C Preferred Units hereby established and issued to the Company in connection with the Partnership Merger.

       A. Designation and Number. A series of Partnership Units designated as Series C Preferred Units is hereby established. The number of Series C Preferred Units shall be 4,600,000.

       B. Rank. The Series C Preferred Units will, with respect to distribution rights and rights upon liquidation, dissolution or winding up of the Partnership, rank (a) senior to the Class A Units, Class B Units and all Partnership Interests ranking junior to the Series C Preferred Units; (b) on a parity with the Series A Preferred Units, the Series B Preferred Units and all other Partnership Interests issued by the Partnership the terms of which specifically provide that such Partnership Interests rank on a parity with the Series C Preferred Units; and (c) junior to all Partnership Interests issued by the Partnership the terms of which specifically provide that such Partnership Interests rank senior to the Series C Preferred Units.

       C.     Distributions.

       (i) Pursuant to Section 5.1 of the Partnership Agreement, holders of Series C Preferred Units shall be entitled to receive, out of Available Cash, cumulative preferential distributions of Available Cash at the rate of 8 5/8% of the $25.00 liquidation preference per annum (equivalent to a fixed annual amount of $2.15625 per unit). Such distributions shall accumulate on a daily basis and be cumulative from the date of original issuance (December 8, 1998) and shall be payable quarterly in arrears on March 15, June 15, September 15 and December 15 of each year or, if not a business day, the next succeeding business day (each a "Series C Preferred Unit Distribution Payment Date"), commencing March 15, 1999. Any distribution payable on the Series C Preferred Units for any partial distribution period will be computed on the basis of a 360-day year consisting of twelve 30-day months.

       (ii) No distributions on Series C Preferred Units shall be authorized or paid or set apart for payment at such time as the terms and provisions of any agreement of the Partnership, including any agreement relating to its indebtedness, prohibits such authorization, payment or setting apart for payment or provides that such authorization, payment or setting apart for payment would constitute a breach thereof, or a default thereunder, or if such authorization or payment shall be restricted or prohibited by law.

       (iii) Notwithstanding the foregoing, distributions with respect to the Series C Preferred Units will accumulate whether or not the terms and provisions set forth in Section 2.C.(ii) at any time prohibit the current payment of distributions, whether or not there is sufficient Available Cash for such distributions and whether or not such distributions are authorized. Accumulated but unpaid distributions on the Series C Preferred Units will accumulate as of the Series C Preferred Unit Distribution Payment Date on which they first become payable.

       (iv) When distributions are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series C Preferred Units and any other Partnership Interests ranking on a parity as to distributions with the Series C Preferred Units, all distributions authorized upon the Series C Preferred Units and any other Partnership Interests ranking on a parity as to distributions with the Series C Preferred Units shall be authorized pro rata so that the amount of distributions authorized per Partnership Unit of Series C Preferred Units and such other Partnership Interests shall in all cases bear to each other the same ratio that accumulated distributions per Partnership Unit on the Series C Preferred Units and such other Partnership Interests (which shall not include any accumulation in respect of unpaid distributions for prior distribution periods if such other Partnership Interests do not have a cumulative distribution) bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any distribution payment or payments on Series C Preferred Units which may be in arrears.

       (v) Except as provided in Section 2.B.(iv), unless full cumulative distributions on the Series C Preferred Units have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof is set apart for payment for all past distribution periods and the then current distribution period, no distributions (other than in Partnership Interests ranking junior to the Series C Preferred Units as to distributions and upon liquidation) shall be authorized or paid or set aside for payment nor shall any other distribution be authorized or made upon the Class A Units, the Class B Units, or any other Partnership Interests ranking junior to or on a parity with the Series C Preferred Units as to distributions or upon liquidation, nor shall any Class A Units, Class B Units, or any other Partnership Interests ranking junior to or on a parity with the Series C Preferred Shares as to distributions or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such units or other

Partnership Interests) by the Partnership (except by conversion into or exchange for Partnership Interests ranking junior to the Series C Preferred Units as to distributions and upon liquidation).

       (vi) Holders of the Series C Preferred Units shall not be entitled to any distribution, whether payable in cash, property or Partnership Units in excess of full cumulative distributions on the Series C Preferred Units as described above. Any distribution payment made on the Series C Preferred Units shall first be credited against the earliest accumulated but unpaid distribution due with respect to such Series C Preferred Units which remains payable.

       D.     Allocations.

       Allocations of the Partnership's items of income, gain, loss and deduction shall be allocated among holders of Series C Preferred Units in accordance with Article VI of the Partnership Agreement.

       E.     Liquidation Preference.

       (i) Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Partnership, the holders of Series C Preferred Units then outstanding are entitled to be paid out of the assets of the Partnership available for distribution to the Partners pursuant to Section 13.2.A of the Partnership Agreement a liquidation preference of $25.00 per Series C Preferred Unit, plus an amount equal to any accumulated and unpaid distributions to the date of payment, before any distribution of assets is made to holders of Class A Units, Class B Units or any other Partnership Interests that rank junior to the Series C Preferred Units as to liquidation rights.

       (ii) In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the available assets of the Partnership are insufficient to pay the amount of the liquidating distributions on all outstanding Series C Preferred Units and the corresponding amounts payable on all other Partnership Interests ranking on a parity with the Series C Preferred Units in the distribution of assets, then such assets shall be allocated among the Series C Preferred Units, as a class, and each class or series of such other such Partnership Interests, as a class, in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

       (iii) After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series C Preferred Units will have no right or claim to any of the remaining assets of the Partnership.

       (iv) The consolidation or merger of the Partnership with or into any other partnership, corporation, trust or entity or of any other partnership, corporation, trust or other entity with or into the Partnership or the sale, lease or
                                      4
conveyance of all or substantially all of, the property or business of the Partnership, shall not be deemed to constitute a liquidation, dissolution or winding up of the Partnership for purposes of this Section 2.E.

       F.     Redemption.

       In connection with a redemption by the Company of any or all of the Series C Preferred Shares, the Partnership shall provide cash to the Company for such purpose which shall be equal to redemption price of the Series C Preferred Shares to be redeemed and one Series C Preferred Unit shall be canceled with respect to each Series C Preferred Share so redeemed. From and after the date in which the Series C Preferred Shares are redeemed, the Series C Preferred Units so canceled shall no longer be outstanding and all rights hereunder, to distributions or otherwise, with respect to such Series C Preferred Units shall cease.

       3. Except as modified herein, all terms and conditions of the Partnership Agreement shall remain in full force and effect, which terms and conditions the Managing General Partner hereby ratifies and confirms.

       4.     This Amendment is effective as of the date first set forth above.

       IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first set forth above.


                                    EQUITY OFFICE PROPERTIES TRUST, a Maryland real estate investment trust, as Managing General Partner of EOP Operating Limited Partnership and on behalf of existing Limited Partners.

                                    By:   /s/ STANLEY M. STEVENS
                                         --------------------------------------

                                    Name: Stanley M. Stevens
                                         --------------------------------------
                                    Title:  Executive Vice President and Chief
                                            Legal Counsel


                                    ZELL/MERRILL LYNCH REAL ESTATE
                                    OPPORTUNITY PARTNERS LIMITED
                                    PARTNERSHIP II, General Partner

                                    By:  Equity Office Properties Trust, its
                                         managing general partner

                                         By: /s/ STANLEY M. STEVENS
                                            ------------------------------------

                                         Name: Stanley M. Stevens
                                            ------------------------------------

                                         Title: Executive Vice President and
                                                Chief Legal Counsel




                                      6